EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      We have issued our report dated April 30, 2014, with respect to the statement of condition including the related portfolio of Variable & Fixed Rate Corporate Trust, Series 4 (included in Invesco Unit Trusts, Taxable Income Series 476) as of April 30, 2014, contained in Amendment No. 2 to the Registration Statement on Form S-6 (File No. 333-191352) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                          /s/ GRANT THORNTON LLP


New York, New York
April 30, 2014